SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   Princor Short-Term Bond Fund, Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                          The Principal Financial Group
                              Des Moines, IA 50392

Telephone Number: (515) 248-3842

Name and address of agent for service of process:

       Michael D. Roughton                   Copy to:
       The Principal Financial Group         John W. Blouch, Esq.
       Des Moines, Iowa 50392-0300           Jones & Blouch
                                             Suite 405 West
                                             1025 Thomas Jefferson Street, N.W.
                                             Washington, DC 20007-0805

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES  X    NO ______

                                                    SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Des Moines and State of Iowa on the 13th day of December, 1995.

                                  Signature Princor Short-Term Bond Fund, Inc.
                                                   (Name of Registrant)

(SEAL)
                                        By  _____________________________
                                            A.S. Filean, Vice President
                                            and Secretary

Attest:           ________________________________
                  E.H. Gillum

                  Assistant Secretary           _
                  (Title)